EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SECOND QUARTER RESULTS

MAYFIELD HTS., OHIO — July 31, 2009 — Brush Engineered Materials Inc. (NYSE — BW) today reported second quarter 2009 results. Both sales and EPS exceeded the Company’s expectations. Second quarter sales were $174.1 million, ahead of the previously announced guidance of $150.0 to $160.0 million. The reported net loss for the quarter was $0.04 per share versus the previously announced guidance of up to a $0.20 per share loss. Additionally, the Company also updated the outlook for the year, noting an improvement in order trends.

SECOND QUARTER RESULTS

Sales for the second quarter of 2009 were $174.1 million, an improvement of 29% or $38.7 million compared to the first quarter 2009 sales of $135.4 million. The significant improvement in quarter over quarter sales is due primarily to an increase in demand for the Company’s materials from the consumer electronics-oriented markets. The second quarter was also stronger than the first quarter due to the negative effect that rapid supply chain inventory adjustments at its customers had on first quarter sales.

The net loss for the second quarter of 2009 was $0.8 million or $0.04 per share, diluted, an improvement of $0.36 per share, diluted, compared to the first quarter 2009 net loss of $8.1 million or $0.40 per share, diluted. The second quarter performance was significantly better than expected due both to the higher sales levels and the favorable impact of the previously reported cost reduction initiatives.

Sales of $174.1 million in the second quarter 2009 declined $72.5 million, or 29% versus sales of $246.6 million in the second quarter 2008. For the first six months of 2009, sales of $309.5 million were 35% lower than sales of $472.9 million for the first six months of 2008. The second quarter net loss of $0.8 million was a decline of $8.0 million versus the 2008 second quarter net income of $7.2 million. For the first six months of the year, the net loss of $8.9 million was down $20.7 million versus net income of $11.8 million for the same period last year.

BALANCE SHEET

The Company’s already strong balance sheet improved significantly in the quarter. Cash increased by $8.1 million and debt was reduced by $14.3 million. At the end of the quarter, the Company had $2.6 million drawn on its committed revolving line of credit. The line totals $240.0 million and matures in November of 2012.

COST REDUCTION INITIATIVES

As previously reported, during the fourth quarter of 2008 and subsequently during the first and second quarters of 2009 as the global economic downturn began to take hold, the Company responded quickly and effectively with a number of initiatives to reduce costs and to assure that the Company’s balance sheet remains strong. The measures implemented included global headcount reductions that reduced total employment by approximately 17% as well as a number of additional initiatives including reducing the salaries of senior executives and senior managers, reducing the annual cash retainer fees of the Board of Directors, implementing a general pay freeze, suspending the 401(k) match, reducing discretionary spending and supplier costs, and deferring lower priority initiatives. Efforts to reduce working capital and targeted capital spending deferrals were also implemented. It was reported then that the annualized impact of the cost reductions is in the range of $45.0 million to $50.0 million and while the scale of these initiatives is sizable, the Company is taking care not to disrupt investment in the pipeline of new products that will help during the difficult macroeconomic environment of 2009 and provide solid growth opportunities for 2010 and beyond.

The majority of the cost reduction initiatives were completed early in the second quarter, favorably affecting results in the quarter.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the second quarter of 2009 were $112.3 million compared to $129.3 million in the second quarter of the prior year. Sales for the first six months of 2009 were $192.3 million versus $253.3 million for the same period last year. Metal prices accounted for 55% and 33% of the decline in sales for the second quarter and first six months, respectively. While sales were lower in the second quarter of 2009 versus 2008, the second quarter sales were up 40% over the first quarter of 2009.

Operating profit for the second quarter was $8.4 million, up $3.4 million versus $5.0 million for the second quarter of 2008. The operating profit in the second quarter of 2008 included the effect of a $6.0 million lower of cost or market inventory charge. Operating profit year to date was $9.1 million versus $10.5 million for the first six months of last year.

The second quarter sales increase over the first quarter 2009 was due to stronger demand in consumer electronics applications including handsets and magnetic head. A portion of this increase in demand is related to replenishment of customer inventory levels throughout the supply chain. Sales to the medical market slightly declined in the second quarter as compared to the first quarter of 2009 but are anticipated to increase over the remainder of the year.

Sales of ruthenium media targets in the second quarter and first half of the year remained weak. However, progress in the re-qualification of materials with key customers has continued and it is anticipated that as the data storage market recovers the Company will have an opportunity to regain some of the market share lost in 2008.

A portion of the operating profit improvement in the second quarter versus the first quarter of 2009 is due to the cost savings initiatives implemented.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the second quarter were $41.2 million, compared to the second quarter of 2008 sales of $83.0 million. Year-to-date sales were $78.1 million as compared to first half 2008 sales of $154.3 million. The operating loss for the second quarter was $9.3 million as compared to an operating profit of $4.8 million for the second quarter of 2008. The operating loss for the first half of 2009 was $20.2 million compared to the first half 2008 operating profit of $5.5 million.

The substantial decline in sales for the second quarter and first half of the year as compared to the same periods last year was primarily due to the effect of the severe global recession on key markets including telecommunications and computer, automotive electronics, oil and gas, aerospace and heavy equipment. A portion of the decline is due to lower metal prices. Demand increased in the second quarter for handset applications, particularly in Asia.

The operating loss for the second quarter and first six months was due primarily to the significantly lower sales volume, manufacturing inefficiencies and machine utilization rates associated with the lower volumes. Cost reduction initiatives including headcount reductions, reduced work hours and wage reductions reduced the amount of the losses.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the second quarter of 2009 were $13.1 million compared to second quarter 2008 sales of $14.7 million. For the first six months of the year, sales were $26.1 million in 2009 compared to $28.1 million for the same period last year. Operating profit for the second quarter was $1.0 million versus $2.3 million for the second quarter of 2008. Operating profit for the first six months of 2009 was $2.9 million compared to $2.6 million for the first half of 2008.

Growth in sales for defense for the second quarter and first half of 2009 was more than offset by softer demand for commercial and scientific product applications.

Operating profit for the second quarter and first half of the year as compared to the same periods last year was affected by the differences in sales volume and product mix.

Engineered Material Systems

Engineered Material Systems’ sales for the second quarter of 2009 were $7.5 million as compared to the second quarter of 2008 sales of $19.6 million. Sales for the first six months of 2009 were $12.9 million compared to the first half 2008 sales of $37.3 million. The operating loss in the second quarter was $0.8 million compared to an operating profit of $2.0 million for the second quarter of 2008. The operating loss for the first six months of 2009 was $3.5 million as compared to the first half 2008 operating profit of $3.4 million.

The decline in sales for the second quarter and first six months is due to the effect of the severe global recession on key markets including telecommunications and computer, data storage and automotive electronics. Sales for the second quarter were up 39% over the first quarter 2009 sales as a result of increased demand for disk drive arm product applications. The growth in the second quarter as compared to the first quarter of 2009 is due to new product applications.

The operating loss for the second quarter and first half is due to the substantially lower sales volume offset in part by cost reductions.

OUTLOOK

As the Company previously reported, while it did experience significant widespread weakness and an environment with limited visibility across the majority of its markets throughout the first quarter, the level of overall business activity began to improve as the first quarter ended and the second quarter began. The improving trend has continued throughout the second quarter and into the beginning of the third quarter.

Overall, the Company is seeing improvement in its order entry, driven primarily by the consumer electronics-oriented markets. Certain of its other markets, especially the industrial markets, have, however, not shown any significant signs of improvement and the medical and defense markets, which remained strong throughout the first half, have recently shown some signs of modest weakness.

While it is difficult in this environment to clearly envision future trends, the Company at this time does expect third quarter sales to improve from second quarter levels and be in the range of $180.0 million to $190.0 million. The higher sales volume and additional impact from the cost reduction activities should result in a further improvement in performance in the third quarter. The Company, therefore, expects to generate a slight profit in the third quarter.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the current economic environment. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “I am pleased with the progress we made in the second quarter. The Company’s leadership and workforce responded quickly and effectively to the challenges brought on by the global recession. The decisive actions taken led to improved operating margins in the quarter. We ended the quarter with higher cash and lower debt, improving further what was already a strong balance sheet while pressing on with our initiatives to create new revenue streams and extend our market positions. The strong balance sheet provides the ability to both continue to weather the downturn and take advantage of opportunities, such as acquisitions and business augmentations as they may arise.”

CONFERENCE CALL

Brush Engineered Materials’ quarterly earnings conference call will be held today at 11:00 a.m. Eastern Time. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-8033, callers outside the U.S. can dial (201) 689-8033.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the third quarter and the year 2009;

•	The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, interest rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.

Brush Engineered Materials Inc. is headquartered in Mayfield Hts., Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	July 3,	Dec. 31,
(Dollars in thousands)	2009	2008
Assets
Current assets
Cash and cash equivalents	$21,042	$18,546
Accounts receivable	74,114	87,878
Other receivables	4,639	3,378
Inventories	132,939	156,718
Prepaid expenses	26,406	23,660
Deferred income taxes	8,120	4,199

Total current assets	267,260	294,379
Other assets	32,228	34,444
Related-party notes receivable	98	98
Long-term deferred income taxes	9,945	9,944
Property, plant and equipment	643,376	635,266
Less allowances for depreciation,
depletion and amortization	438,412	428,012

	204,964	207,254
Goodwill	35,778	35,778

	$550,273	$581,897

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$26,869	$30,622
Current portion of long-term debt	600	600
Accounts payable	22,927	28,014
Other liabilities and accrued items	30,658	45,131
Unearned revenue	2,062	113

Total current liabilities	83,116	104,480
Other long-term liabilities	29,695	19,356
Retirement and post-employment benefits	81,412	97,168
Long-term income taxes	3,029	3,028
Deferred income taxes	770	163
Long-term debt	10,905	10,605
Shareholders’ equity	341,346	347,097

	$550,273	$581,897

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	July 3,	June 27,	July 3,	June 27,
(Dollars in thousands except share and per share amounts)	2009	2008	2009	2008
Net sales	$174,134	$246,584	$309,493	$472,931
Cost of sales	152,000	201,945	272,757	391,334

Gross margin	22,134	44,639	36,736	81,597
Selling, general and administrative expense	20,694	28,294	43,239	55,023
Research and development expense	1,526	1,644	3,220	3,141
Other-net	1,474	3,089	3,230	3,850

Operating (loss) profit	(1,560)	11,612	(12,953)	19,583
Interest expense-net	271	649	597	985

Income (loss) before income taxes	(1,831)	10,963	(13,550)	18,598
Income tax (benefit) expense	(1,046)	3,805	(4,620)	6,844

Net (loss) income	$(785)	$7,158	$(8,930)	$11,754

Per share of common stock: basic	$(0.04)	$0.35	$(0.44)	$0.58
Weighted average number
of common shares outstanding	20,186,000	20,399,000	20,159,000	20,394,000
Per share of common stock: diluted	$(0.04)	$0.35	$(0.44)	$0.57
Weighted average number
of common shares outstanding	20,186,000	20,653,000	20,159,000	20,626,000
See notes to consolidated financial statements.